Altium Capital Management, LP SC 13G/A

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: February 16, 2021

Altium Capital Management, LP

By:	/s/ Jacob Gottlieb
Name: Title:	Jacob Gottlieb CEO

Altium Growth Fund, LP

By: Altium Growth GP, LLC
Its: General Partner

Signature:	/s/ Jacob Gottlieb
Name: Title:	Jacob Gottlieb Managing Member of Altium Growth GP, LLC

Altium Growth GP, LLC

By:	/s/ Jacob Gottlieb
Name: Title:	Jacob Gottlieb Managing Member